Exhibit 99.2

Clarus Corporation

2084 East 3900 South,

Salt Lake City, Utah 84124

March 8, 2024

Via Email (wbkanders@kanders.com)

Warren B. Kanders

c/o Kanders & Company, Inc.

250 Royal Palm Way

Suite 201

Palm Beach, Florida 33480

Dear Mr. Kanders:

I am responding to your request that you and your Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) be permitted under Clarus Corporation’s (the “Company”) Rights Agreement dated as of February 12, 2008 (the “Rights Agreement”) to acquire beneficial ownership up to 26.7% of the Company’s outstanding shares of common stock. We note that you and your Affiliates have beneficial ownership of 6,525,421 shares of the Company’s common stock, as publicly disclosed by you and your Affiliates in the Schedule 13D/A filed with the Securities and Exchange Commission on January 30, 2024, which represents approximately 16.7% of the Company’s outstanding shares of common stock.

The Company’s Board of Directors has considered your and your Affiliates’ request to acquire beneficial ownership up to 26.7% of the Company’s outstanding shares of common stock, and has determined to approve your and your Affiliates’ request to increase such current beneficial ownership to up to 26.7% of the Company’s outstanding shares of common stock, provided that the foregoing determination is conditioned upon, and subject to you and your Affiliates: (i) not increasing such beneficial ownership to in excess of 26.7% of the Company’s outstanding shares of common stock; and (ii) increasing such beneficial ownership to up to 26.7% of the Company’s outstanding shares of common stock on or before the twelve month anniversary of the date of this letter.

Please note that in the event that you and your Affiliates reduce your beneficial ownership to below 9.9%, the approval granted pursuant to this letter shall immediately terminate and you and your Affiliates would need to obtain a new approval from the Company’s Board of Directors before seeking to again increase your beneficial ownership to in excess of 9.9% of the Company’s outstanding shares of common stock.

Should you have any further questions, please do not hesitate to contact me.

Very truly yours,

CLARUS CORPORATION

By:	/s/ Michael J. Yates
	Name:	Michael J. Yates
	Title:	Chief Financial Officer

Accepted and Agreed to
as of the Date First Set Forth Above:

/s/ Warren B. Kanders
Warren B. Kanders